Exhibit 99
For Immediate Release

SWS Reports Second Quarter Results
Net Income Totaled $849,000 on Revenues of $66.4 Million

DALLAS, Jan. 23, 2003—SWS Group, Inc. (NYSE: SWS) today reported net income of $849,000, or diluted earnings per share (EPS) of 5 cents, on revenues of $66.4 million for the company’s second quarter ended Dec. 31, 2002, compared with net income of $822,000, or diluted EPS of 5 cents, on revenues of $91 million in the prior year’s second quarter.
Prior year figures include a loss of $2.6 million for Westwood Holdings Group, a subsidiary that was spun-off to shareholders, and a non-cash gain of $3 million, net of tax, on the sale of common stock held in Knight Trading Group, Inc. (Nasdaq: NITE). Prior year results were also restated as a result of converting the firm’s investment in a software company to the equity method of accounting.
For the first half of fiscal 2003, SWS recorded revenues of $132.1 million, net income of $539,000 and diluted EPS of 3 cents, compared with revenues of $178.4 million, net income of $2.8 million and diluted EPS of 16 cents in the same period of the prior fiscal year.
“We continue to face a soft economy, volatile markets and lackluster trading volumes,” said Chief Executive Officer Donald W. Hultgren. “However, by the actions we have taken to streamline the company and make it more efficient, we believe we have positioned SWS for success when conditions improve.”
Mr. Hultgren said results for SWS’ fixed income and equity capital markets operations improved over those of the prior year, as the company was successful in recruiting new professionals. “The clearing business remained soft as volumes and margin balances continued to decline,” he said. “Below the revenue line, we were able to produce ongoing reductions of almost $9 million by controlling operating expenses.”
SWS’ banking segment produced favorable year-over-year results. Mr. Hultgren said that after a thorough review, the company has concluded that the $3.4 million pre-tax reserve announced in the September quarter will be sufficient to cover the suspect loans that its banking subsidiary had purchased from a New York mortgage bank and that no additional suspect loans were found. “As previously announced, we have implemented additional safeguards to protect against future mortgage purchase losses,” he added.
Fiscal-year-to-date transactions processed by SWS Securities, Inc. totaled 14.1 million compared with 27.1 million in the prior year period. During the quarter, the company repurchased 94,100 shares of its common stock at an average price of $12.72 per share. The company has 336,200 shares of authorization remaining under the stock buy-back program. Book value per share was $14.71 compared with $16.93 a year ago. Last year’s book value figure includes Westwood.
SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include SWS Securities, Inc., First Savings Bank, SWS Financial Services, Inc., SWS Capital Corporation, and Mydiscountbroker.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

SWS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
December 31, 2002 and June 28, 2002
(In thousands, except par values and share amounts)

	December (Unaudited)	June
Assets
Cash	$39,039	$24,777
Assets segregated for regulatory purposes	490,488	442,707
Marketable equity securities available for sale	3,728	3,932
Receivable from brokers, dealers and clearing organizations	1,932,180	1,770,055
Receivable from clients, net	316,370	467,131
Loans held for sale, net	200,709	103,124
Loans, net	356,019	345,538
Securities owned, at market value	81,275	103,888
Other assets	106,860	102,501

Total assets	$3,526,668	$3,363,653

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$37,600
Payable to brokers, dealers and clearing organizations	1,917,981	1,764,741
Payable to clients	669,816	747,534
Deposits	425,615	265,370
Securities sold, not yet purchased, at market value	32,049	19,657
Drafts payable	30,069	34,531
Advances from Federal Home Loan Bank	123,400	160,468
Other liabilities	71,231	69,920
Exchangeable subordinated notes	6,624	6,785

Total liabilities	3,276,785	3,106,606
Minority interest in consolidated subsidiaries	1,806	1,762
Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 17,612,326 and outstanding 16,868,246 shares at December 31, 2002; issued 17,601,705 and outstanding 17,240,570 shares at June 28, 2002	1,761	1,760
Additional paid-in capital	245,017	247,199
Accumulated deficit	(533)	—
Accumulated other comprehensive income—unrealized holding gain (loss), net of tax	11,403	11,472
Deferred compensation, net	1,449	1,502
Treasury stock (744,080 shares at December 31, 2002 and 361,135 shares at June 28, 2002, at cost)	(11,020)	(6,648)

Total stockholders’ equity	248,077	255,285
Commitments and contingencies

Total liabilities and stockholders’ equity	$3,526,668	$3,363,653

SWS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income (Loss)
For the three and six months ended December 31, 2002 and 2001
(In thousands, except per share and share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	2002	2001 Restated	2002	2001 Restated
Net revenues from clearing operations	$4,864	$9,443	$10,174	$16,684
Commissions	22,519	20,035	40,669	36,120
Interest	24,194	31,904	49,011	71,534
Investment banking, advisory and administrative fees	7,025	10,843	13,995	20,299
Net gains on principal transactions	2,804	13,864	9,566	25,079
Other	4,950	4,897	8,730	8,639

Total revenue	66,356	90,986	132,145	178,355

Commissions and other employee compensation	33,184	38,621	64,175	70,919
Interest	10,348	17,207	21,128	41,751
Occupancy, equipment and computer service costs	7,915	13,317	16,744	23,203
Communications	3,869	4,886	7,852	9,256
Floor brokerage and clearing organization charges	1,755	2,338	3,537	3,934
Advertising and promotional	961	2,654	1,708	5,684
Other	7,034	9,278	15,943	17,584

Total expense	65,066	88,301	131,087	172,331

Income before income tax expense and minority interest in consolidated subsidiaries	1,290	2,685	1,058	6,024
Income tax expense	325	2,202	74	3,348

Income before minority interest in consolidated subsidiaries	965	483	984	2,676
Minority interest in consolidated subsidiaries	(116)	339	(445)	76

Net income	849	822	539	2,752
Net income (loss) recognized in other comprehensive income (loss), net of tax	310	(2,136)	(70)	(9,629)

Comprehensive income (loss)	$1,159	$(1,314)	$469	$(6,877)

Earnings per share—basic
Net income	$0.05	$0.05	$0.03	$0.16

Weighted average shares outstanding—basic	16,915,491	17,162,610	17,018,241	17,200,591

Earnings per share—diluted
Net income	$0.05	$0.05	$0.03	$0.16

Weighted average shares outstanding—diluted	16,922,640	17,237,934	17,030,219	17,259,193

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CONTACT:	Jim Bowman, Vice President—Corporate Communications, (214) 859-9335
jbowman@swst.com